Corporate Trust Services
MAC R1204-010
 9062 Old Annapolis Road
 Columbia, MD 21045
Tel: 410 884 2000
Fax: 410 715 2380

 US Bank N.A.
  190 South LaSalle Street
 7th Floor
  Mail Code: MK-IL-SL7R
Chicago, Illinois 60603

RE: Annual Statement of Compliance for Morgan Stanley Capital I Inc. Commercial
Mortgage Pass-Through Certificates Series 2012-C5
Per the Pooling and Servicing Agreement dated as of July 1, 2012 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian
 ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31,
 2013 (the "Reporting Period"):
(a)
A review of Wells Fargo's activities during the Reporting Period and of its
performance under the Agreement has been made under such officer's                 supervision; and
(b)
To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

 February 14, 2014
/s/
Gail Vannest
Gail Vannest
      Vice President

Wells Fargo Bank, N.A.